UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
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L-1 Identity Solutions, Inc.

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Frequently Asked Questions for L-1 Identity Solutions Employees
BUSINESS OPERATIONS
Who are the Acquirers of L-1 Identity Solutions?
The L-1 identity solutions businesses (which are comprised of the biometric, secure credentialing and enrollment services divisions) and the L-1 operating and holding Company, are being sold to Safran.
•	Safran plans to integrate L-1’s operations into Morpho, which will be organized to include several business units similar to the divisional structure of L-1. It is anticipated that the Secure Credentialing and Enrollment Services Divisions will operate as new business units added to Morpho and the L-1 Biometric Division will be merged with MorphoTrak.
The L-1 government / intelligence services businesses, which are comprised of SpecTal Intelligence Services, McClendon Engineering and Analytical Solutions and Advanced Concepts Information Technology Solutions, are being sold to BAE Systems.
•	Upon the successful closing, L-1 government / intelligence services employees will join the BAE Systems Intelligence & Security sector led by John Gannon and based in Arlington, Va.
Who is Safran? Who is Morpho?
Safran is a leading international high-technology group with three core businesses: aerospace, defense and security. The company has more than 55,000 employees worldwide (of which 4,000 are located in the U.S.) and is headquartered in France. Safran’s success is largely based on an alliance with GE Aviation, which was established in 1974 and has become over the years the largest success story in commercial aviation. Therefore, Safran has deep and long standing experience in business and with customers in the United States; its largest aerospace customer for its best selling CFM56 engine is the U.S. Air Force, and there have been multiple years in which it has been the largest European supplier of the Boeing Commercial Aircraft company. In the Security arena, Morpho proudly serves numerous Federal, State and local agencies, including the FBI.
Through its subsidiary Morpho, Safran has established itself as a global leader in the homeland security domain focused on three main market segments comprised of identification solutions, secured e-documents, and detection of explosives and illicit materials. Morpho’s 2009 revenues were split between EMEA (63%), the Americas (28%, of which the U.S. represented 22%) and Asia/Pacific (12%) and amounted to approximately USD $1.4 billion on a proforma basis.
The acquisition of L-1 by Safran offers the L-1 identity solutions divisions immediate international scalability and reach to better support the needs of the increasingly international identity market, which requires a multinational organization to address its geographic breadth. It will also bring increased resources and investment in R&D that will accelerate development of new solutions to serve customers better and to maintain competitiveness.
Who is BAE Systems?
BAE Systems is a global defense, security and aerospace company with approximately 107,000 employees worldwide. BAE Systems delivers a full range of products and services for air, land and naval forces, as well as advanced electronics, security, information technology solutions and customer support services. In 2009, BAE Systems reported sales of £22.4 billion (USD $36.2 billion).
Upon successful closing, the skilled information and security employees of our government / intelligence services businesses will join the BAE Systems Intelligence & Security sector led by John Gannon based in Arlington, Va. who reports into Larry Prior, Executive Vice President of Service Sectors. Mr. Prior reports into the President and CEO of BAE Systems.
Why are we selling the company?
Since 2006, the identity management market has grown significantly. Today, it requires a strong global infrastructure, greater scalability and reach, larger investments in R&D and increased resources from human capital to cash, in order to solve increasingly larger scale and more complex identity management challenges and the customer mission. The acquisition of L-1 by a well established and reputable global organization in the identity management space, such as Safran/Morpho, represents the most immediate and efficient means of providing these capabilities. It is the natural step in the evolution of L-1, which best responds to market forces that demand the globalization of reach and the expansion of R&D investment to meet the coming challenges. This acquisition will ensure that the hard work and dedication of our team of professionals will continue for years to come. Together, as part of Safran/Morpho, we can reach a broader base of customers and solve a greater range of identity-related challenges worldwide than were ever possible before. For many of our employees, it will also create new opportunities for career development.
Why are we selling the company in parts?
The government / intelligence services and identity solutions businesses are being sold separately because the sum of the parts drew a higher value than the whole from a larger number of interested parties. So we believed it was in the best interest of our shareholders and customers to offer them separately. Additionally, because of the differences in the government / intelligence services and identity solutions businesses, certain potential bidders would not necessarily be interested in both businesses.
Why is this acquisition by Safran good for us as employees?
Safran represents, among other things, tremendous opportunities for employees. The organization views the acquisition of L-1 as a means to expand the ranks of its leadership and employees. They offer an exciting, vibrant and growing global company that values and respects the contributions of its employees. As a large global organization, Safran will offer more opportunities for career advancement and growth. Furthermore, the resources they bring to L-1 will ensure that the hard work of our teams will continue to make a difference for years to come.
Why was Safran selected as the buyer for the identity component of L-1?
Our financial advisors were hired to help conduct a strategic review process (auction process) that would enable the Company’s Board of Directors to make the decision that would maximize shareholder value. Safran emerged as the leading bidder for our solutions business because of the strategic fit between our Company and Safran/Morpho, the highly complementary nature of our respective focuses, the compatibility of business operations and cultures, and the deep understanding that Morpho has of the global identity market. In other words, Safran offered both the best fit for us from the perspective of capabilities, employees and customers and the best value for our shareholders.

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Frequently Asked Questions for L-1 Identity Solutions Employees

Why isn’t L-1 being sold to a U.S. company?
Identity management is no longer just a U.S. issue. It’s of global concern. As a result, the market has grown to the point that it requires an understanding of U.S. needs but within the context of global delivery and reach. Safran offers exactly that: it is a global company that has a significant presence in the United States. Safran also is an important contributor to the U.S. economy. It currently operates in 40 locations in 18 States and has approximately 4,000 employees around the country.
Safran is a trusted partner with U.S. law enforcement, cities, States, businesses, and the U.S. Federal government. This partnership spans Safran’s full range of products and services, and the largest single end-user of Safran’s products and services is the U.S. Department of Defense. This acquisition is all about creating best of breed security technologies—regardless of the location of those who created them—in order to continue to address the ever more complex needs of the U.S. market, as well as the emerging needs of the global market for security and identity.
It is important to note that Safran has successfully cleared previous reviews by the Committee on Foreign Investment in the United States (CFIUS) for other U.S. businesses they have previously purchased. This government committee reviews foreign acquisitions, mergers and takeovers of U.S. businesses to ensure there are no national security issues that will result from such acquisitions. Furthermore, Safran’s U.S. subsidiary maintains robust compliance programs to ensure that Safran complies with all applicable U.S. law.
We believe the combination of L-1 and Safran/Morpho represents an excellent market driven fit that will benefit customers in the United States and around the world.
Is there a government review process
There will be two customary reviews that will commence shortly.
•	Hart-Scott Rodino (HSR) review by the Department of Justice or the Federal Trade Commission. In this review, the Department of Justice or the Federal Trade Commission will review the transaction for any possible anti-trust issues before approving its consummation.
•	The review by the Committee on Foreign Investment in the United States (CFIUS). This government committee reviews foreign acquisitions, mergers and takeovers of U.S. businesses to ensure there are no national security issues that will result from such acquisitions.
Will there be any issues in selling our businesses to foreign entities?
As part of the standard review, the transactions will be reviewed by The Committee on Foreign Investment in the United States (CFIUS). This government committee will assess the potential impact of this foreign transaction on national security, taking into account all factors including the acquiring companies’ track records and commitment to the United States that has been demonstrated over the last decades through the creation of trusted relationships with U.S. customers and jobs in the country. The acquiring companies involved have extensive experience with the CFIUS process, having successfully navigated it before with other acquisitions. In addition, both currently own other U.S. technology solutions and services companies and Safran currently operates in 40 locations in 18 States and has approximately 4,000 employees in the U.S. As a result, we do not anticipate that the CFIUS review will hinder the close of either transaction.

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Frequently Asked Questions for L-1 Identity Solutions Employees

What is the CFIUS process we will go through?
The Committee on Foreign Investment in the United States (CFIUS) reviews foreign acquisitions, mergers and takeovers of U.S. businesses to ensure there are no national security issues that will result from such acquisitions. CFIUS, working by consensus, has the power to approve a transaction or send it to the President of the United States for his decision. CFIUS operates on statutory deadlines consisting of an initial 30-day review, a further 45-day investigation in most cases, and a possible Presidential decision lasting 15 days.
Will my customers be contacted by the Federal agencies handling CFIUS and HSR review?
There is a possibility that your customers will be contacted by the Federal agencies handling CFIUS and HSR review.
Who will we work with to address questions that arise from customers?
Please refer any questions that may arise from your customers to your divisional president.
What updates will we be provided during this process?
We are committed to keeping employees informed during this process and will update you as it unfolds.
How long will this process take?
The Safran transaction is expected to be completed in the first quarter of 2011 and the BAE transaction is expected to be completed in the fourth quarter of 2010. Both are subject to shareholder (in the case of the Safran acquisition) and regulatory approvals, including review by the U.S. Antitrust Authorities, the Committee on Foreign Investment in the United States (CFIUS), as well as the satisfaction of other customary closing conditions.
What will happen if the proposed transaction does not receive approval?
In the unlikely event that the proposed transactions do not receive approval at the end of the approval process, the transactions will not close. It is therefore important to keep in mind that until the transactions pass all regulatory and shareholder approval, L-1 and its acquirers must continue to operate as standalone companies in pursuit of their own business strategies and initiatives.
Does Safran have a U.S. operation? Who at Safran is responsible for running the business day-to-day?
As mentioned previously, Safran has more than 55,000 employees around the world (of which more than 4,000 are employed in the United States) and has a significant global presence.
It is envisioned that the L-1 identity solutions businesses will be added to the portfolio of companies that Safran currently operates in the United States and globally primarily through the Morpho subsidiary of Safran.

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Frequently Asked Questions for L-1 Identity Solutions Employees

Morpho employs 5,600 people around the world. 1,000 are based in the United States, 2,700 are in EMEA, 1,300 are in Asia-Pacific and 600 are based in other areas of the Americas. The remaining 3,000 U.S. employees are employed within GE-Safran Homeland Security and in other areas of U.S. aerospace and defense.
Morpho, which is led by President and CEO Jean-Paul Jainsky, maintains several vertically focused companies under Morpho in the United States. These include:
•	MorphoTrak, which is focused on the biometric business in the United States and was established as a result of the merger between Sagem Morpho and Motorola Printrak; and
•	Morpho Detection (MDI), which is focused on the detection business globally and resulted from the acquisition by Safran of GE Homeland Protection.
In the last two years, Safran went through the CFIUS review process twice. Their U.S. subsidiary maintains robust compliance programs to ensure that Safran complies with all applicable U.S. law.
Who will run the L-1 businesses post acquisition and where will they be located? Will we have access to them during the process?
Safran plans to integrate L-1’s operations into Morpho, which will be organized to include several business units similar to the divisional structure of L-1. It is anticipated that the Secure Credentialing and Enrollment Services Divisions will operate as new business units added to Morpho and the L-1 Biometric Division will be merged with MorphoTrak.
A process will be conducted as soon as practically possible, and within the confines of regulatory approval constraints (which restrict the scope of exchange between the two companies prior to the close of the deal), to determine the most appropriate organizational structure and leadership. This process will involve an integration team comprised of members of management from both L-1 and Safran. After the close of the transaction, the team will work collaboratively on a definitive integration plan.
Morpho highly values the existing L-1 talent and divisional leadership and will leverage it as much as possible to ensure the best management of the combined company going forward. Through the recent successful integrations in the United States of Printrak (merged with Sagem Morpho to become MorphoTrak) and GE HLP businesses (now Morpho Detection), Morpho demonstrated its ability to integrate new businesses while taking a best-of-both approach to such businesses’ management and talent.
It is envisioned that a Morpho U.S. entity will be created after closing in order to reflect the largely U.S. nature of the Morpho business. This entity will include the integrated activities of Morpho’s current U.S. operations, as well as L-1 Identity Solutions operations. We expect that the divisional leadership will be largely retained, with appropriate roles to be determined during the management review process.
It is anticipated that L-1’s major operational sites worldwide will be maintained and transformed into centers of excellence focused on L-1’s current key competencies. The goal is to create a company that is focused on the expansion of best-of-breed capabilities and extension of market reach.
Safran and L-1 are committed to keeping employees informed about the transition to the new structure as decisions are made.

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Frequently Asked Questions for L-1 Identity Solutions Employees

What impact does this have on our international offices and employees?
As is the case for the U.S., the organizational structure will be assessed as part of a process that will involve representatives of both companies. Morpho intends to leverage all talent that L-1 has and to integrate it into the appropriate infrastructure. No definitive decisions have yet been made.
Did you consider other bidders?
L-1 followed a fair process as outlined by our financial advisors and this included discussions with multiple interested parties.
What was the amount of the sale of L-1?
Please see the press release issued separately for financial details of the transactions.
What are the terms of the deal?
The Company has filed the transaction agreement for both transactions on the SEC’s website and a link to such filings are on L-1’s website.
When will the transaction be completed?
The Safran transaction is expected to close in the first quarter of 2011, subject to regulatory approvals.
How does the acquiring company operate?
Safran plans to integrate L-1’s operations into Morpho, which will be organized to include several business units similar to the divisional structure of L-1. It is anticipated that the Secure Credentialing and Enrollment Services Divisions will operate as new business units added to Morpho and the L-1 Biometric Division will be merged with MorphoTrak.
A process involving an integration team comprised of members of management with experience from both companies will determine the most appropriate organizational structure and leadership. After the close of the transaction, this team will work on a definitive integration plan.
It is envisioned that a Morpho U.S. entity will be created after closing in order to reflect the largely U.S. nature of the Morpho business. This entity will include the integrated activities of Morpho’s current U.S. operations, as well as L-1 Identity Solutions operations.
We expect that the divisional leadership will be largely retained, with appropriate roles to be determined during the management review process.
It is anticipated that L-1’s major operational sites will be maintained and transformed into centers of excellence focused on L-1’s current key competencies. The goal is to create a company that is focused on the expansion of best-of-breed capabilities and extension of market reach.
What will happen to our individual divisions?
Our individual divisions will operate as business units under Morpho as described above.

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Frequently Asked Questions for L-1 Identity Solutions Employees

What will happen to Corporate?
The responsibilities of the corporate group in Stamford will be absorbed by the existing groups within the acquiring companies. As a result, the corporate office in Stamford will close post-transaction.
What will happen to the name L-1 Identity Solutions?
Following the closing of both transactions, Safran intends to combine L-1 with its existing business, Morpho, under one umbrella. The company will no longer be known as L-1 Identity Solutions.
When will we meet their management team?
It is anticipated that the Morpho management team will, as soon as practical, meet with the divisional leadership to develop the preliminary go-forward organizational structure and the concept of operations. However, it is important to emphasize that the scope of these discussions is limited because the regulatory approval process dictates that until the close, the two companies must continue to operate individually as they did before the merger was announced. The final organizational structure and leadership will be determined and communicated shortly after the close of the transaction.
What will happen to L-1’s management team once the acquisition is completed?
The majority of the corporate team is expected to depart after the close of the transaction, since the corporate functions are expected to be performed by Safran’s other entities. However, we expect that the majority of the divisional leadership will be retained, with appropriate roles to be determined during the management review process.
Will any of our offices be closing?
Apart from the headquarters in Stamford, CT, it is anticipated that no major operational facilities will be closed as a result of this sale. This transaction is about growth and expansion and not about consolidation of facilities. Upon receiving the necessary approvals and the closing of the transaction, Morpho plans to assemble an integration team (comprised of members of management with experience from both companies) to develop and implement a detailed transition plan. Both companies are committed to keeping employees informed about our transition to the new structure as decisions are made.
Will there be a different or new or interim approval process for bids or will the authorization be defined during transition?
There will be no different nor new nor interim approval process for bids during the transition. The process should continue in the same manner that it does currently. It is important to reiterate that the regulatory approval process dictates that until the close, the two companies must continue to operate individually as they did before for the merger was announced. Any potential changes to the bid approval process will be communicated after the close of the transaction.
When do we discuss current or on going bids or procurements with Safran?
Regulatory approval process dictates that until the close, the two companies must continue to operate individually as they did before for the merger was announced. So please do not communicate any of these details to Safran until after the close of the transaction.

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Frequently Asked Questions for L-1 Identity Solutions Employees

What happens next?
•	HSR and CFIUS reviews begin immediately.

•	L-1 stock (NYSE:ID) will continue to trade on the open market.

•	All Companies must continue to operate individually as they did before the acquisition was announced to remain in compliance with the regulatory approval process. So it is imperative that you focus on business as usual during the period between the announcement and the close of the transaction.

•	Morpho will begin preliminary planning discussions, within the constraints of regulatory approval, to set the stage for building the integration plan for the combined company that will be executed after the close of the transaction.

•	Once all regulatory approvals are complete and the final details of the transactions have been agreed to, L-1 will announce the close of each transaction. This is expected to occur in Q1 2011 for the Safran transaction and in Q4 2010 for the BAE Systems transaction.

•	Once the close of the identity solutions transaction is announced publicly:
•	L-1 stock will be delisted from NYSE and all trading in the open market will stop.

•	Morpho intends to conduct a road show to allow the employees of the various divisions within L-1 to meet with representative management.
EMPLOYMENT AND COMPENSATION
Will there be layoffs once this sale is complete?
It is premature to speculate on what personnel actions Safran may take, however it is important to emphasize that Safran sees in the acquisition of L-1 a mechanism to expand the ranks of its leadership and its employees. Safran recognizes that its success rests on its ability to retain, incentivize and challenge its expanded employee base appropriately. Thus for the large majority of L-1 employees, this deal represents opportunities for career advancement and continued employment in an exciting, vibrant and growing global company. For them, it will create bigger roles that they will be able to compete for as part of their career development. Safran is committed to making those opportunities available on a merit basis consistent with its strategic valuation of talent.
If I am laid off, will I receive a severance package?
For the small minority that may be impacted as a result of redundancy, there will be severance pay and career transition assistance consistent with L-1’s existing severance policy.
How much is the severance package?
The severance package will be consistent with the existing L-1 severance policy and will include severance pay as well as career transition assistance.
When will I know if my job is being eliminated?
Upon receiving the necessary approvals and closing of the transaction, Morpho plans to assemble an integration team (comprised of members of management with experience from both companies) to develop and implement a detailed transition plan. Morpho is committed to keeping employees informed about our transition to the new structure as decisions are made.

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Frequently Asked Questions for L-1 Identity Solutions Employees

Why should I stay and wait to see if I keep my job instead of looking now for a position outside of our company?
It is important to note that there is a very high likelihood that your position will be maintained after the close of this transaction, as redundancy is expected to be limited. In addition, by staying you have the chance to participate in an exciting, vibrant company that will open numerous career development opportunities for you as a result of this deal. There also is a probable financial gain to staying until the sale formally closes. Unvested stock options and restricted stock grants will accelerate and vest at the close of the identity solutions sale. At the closing of the identity solutions sale, all options will be cashed out for the “spread” between the exercise price of such options and the per share merger consideration with respect to the identity solutions sale, net of customary broker fees. Holders of L-1 stock at the close of the identity solutions sale will have their shares converted into the per share merger consideration. If you leave prior to the close of the identity solutions sale, you will forfeit all unvested shares and restricted stock.
What if I am laid off before bonuses are paid; will I still receive a bonus for the time that I worked in 2010?
The formula used to compute severance payments will include consideration of accrued bonus for the year.
Will there be any changes in our reporting structure?
There will likely be some changes made to the reporting structure of the operation; however these will not be finalized until after the close of the transaction. You will be notified as soon as possible of these changes once they are finalized. It should be emphasized that immediately following the close of the transaction, the company will continue to operate under the existing divisional and management structure until such time as the integration process leads to its modification.
Will my current salary change?
There are no changes to the salaries of L-1 employees.
How will the transition over to Safran’s payroll work?
It is anticipated that the payroll will continue to work in a similar fashion as with the L-1 payroll. Rest assured that the switch from one payroll to the other will be seamless and that you will not notice any changes as a result of the transition.
Will I be required to move?
The deal does not anticipate the need to relocate large numbers of individuals. There will be opportunities that will be opened by this combination that will be made available as career development opportunities to employees who may want to take advantage of the global reach and the expanded presence of the company to work from other locations. There will be no obligation to move, just opportunities that naturally present themselves as a consequence of the broader geographic reach created by this combination.

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Frequently Asked Questions for L-1 Identity Solutions Employees

Will I continue to receive my normal annual pay increases or bonuses?
Any changes to the terms of annual reviews, performance bonuses and annual pay raises will be discussed after the close of the transaction. But it is anticipated that the company will continue to operate within the norms of industry standard with best practices for performance reviews, bonuses and pay raises.
What will happen to the open job positions that we currently have available? Will they stay open or will we close them?
L-1 must continue to run the business over the next several months, and many of these open positions are essential to our ongoing growth and success. We will continue to hire and run our business as usual. In some instances, we may ask current employees if they are interested in filling an open position that may be more beneficial to them in the long term, or we may continue to recruit from the outside if we do not have the right skill match internally.
I really want to stay with the company, are there any open positions within Safran that I can apply for now?
We value our employees and we would like to preserve the knowledge and skills of our people wherever possible. You may apply for positions within Safran once the transaction is closed.
STOCK OPTIONS and RESTRCTED SHARES
What will happen to my stock options once we are acquired and will my stock options or restricted stock vest early?
When the transaction for the L-1 identity solutions businesses closes, for all employees who stay with L-1 as of that date, all unvested options and restricted stock will vest. In particular, all restrictions on time-based and performance-based restricted shares will lapse and all unvested options will be accelerated.
At the closing, all options will be cashed out for the “spread” between the exercise price of such options and the per share merger consideration, net of customary broker fees. Holders of L-1 stock at the close of the sale will have their shares converted into the per share merger consideration.
Will I be able to trade my vested restricted shares and vested stock options before the sale is closed?
Yes, you can trade vested restricted shares and vested stock options before the sale is closed unless you are restricted to a trading window because you have material inside information. There are trading limitations for L-1 Executive Officers, Board of Directors and some employees who may have material inside information from involvement in confidential aspects of the process. These individuals generally will not be able to buy or sell any L-1 stock, other than by paying cash to exercise their options, until after the transaction is closed.

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Frequently Asked Questions for L-1 Identity Solutions Employees

How do I find out how many shares and stock options that I have?
You can access the information online through your E-Trade account at www.etrade.com. You can also call E-Trade customer service 24 hours a day. In the U.S., call 1-800-ETRADE-1 (1-800-387-2331) or outside the U.S. call +1 678 624 6210.
What if I leave L-1 before the close of the sale? Will I get to exercise my stock options or sell my restricted stock? Will it vest early?
Your shares will not vest early if you choose to leave before the transaction is completed. You will still be required to follow the normal trading requirements following your departure.
I currently participate in the Employee Stock Purchase Plan. Will that program change between now and when the sale is closed?
No new offering period shall commence after the current quarter for the ESPP. The ESPP will terminate on September 30, 2010 and amounts credited to the accounts of participants shall be used to purchase shares in accordance with its terms.
Can I buy stock in the acquiring Company? Will I receive any of their stock as part of my compensation?
Currently Safran does not maintain a stock option plan. It incentivizes employees through a bonus plan.
BENEFITS
Will our health benefits plan change once we are acquired?
Any potential modifications to the current health benefits plan will be communicated to you after the close of the transactions.
Will there be any break in coverage during the transition?
There will be no break in coverage during the transitions.
Will I need to fill out new enrollment forms and the related paperwork?
It is likely that employees will need to fill out new enrollment forms and related paperwork once the transactions are closed. The details of this will be communicated to you after the close of the transactions.

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Frequently Asked Questions for L-1 Identity Solutions Employees

Will I have the same Personal Time Off (PTO)? Will carry over PTO allowances be changed or eliminated?
There will be no changes to PTO for 2010 and carry over policies will continue to apply until the close of the transaction. Any potential modifications to PTO for 2011 and beyond will be communicated to you after the close of the transactions.
What about holidays?
There will be no changes to holidays for 2010. Any potential modifications to the holiday schedule for 2011 and beyond will be communicated to you after the close of the transactions.
Will there be a year end shutdown?
There will be no changes to the year end shutdown policy. Each division will continue to operate business-as-usual based on their current operating policies until after the close of the transaction. Any potential modifications will be communicated to you after the close of the transactions.
I have been planning my sabbatical. Will I still be able to take it?
Sabbaticals are not an accrued benefit. L-1’s policy will apply until the sale is closed. The new company’s time-off program may be different and may not include a sabbatical. Safran will update you on its policies once the sale is closed.
I currently use L-1’s tuition assistance program for my continued education. What will happen to this?
While there is no formal program, the requirement will be reviewed on a case-by-case basis.
What will happen to my 401K?
Safran maintains a 401K plan similar to L-1 in the USA. It is anticipated that your 401K will be moved to that plan.
Will the 401K match be funded at the close of the sale?
We will continue to accrue this benefit through closing. We will discuss with Safran how the 401K plan will be managed during the transition. Funding could occur at a variety of times, subject to negotiation. We will keep you advised.
What will happen to the existing L-1 stock that is part of my 401K?
This will convert to cash at the close.

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Frequently Asked Questions for L-1 Identity Solutions Employees

Important Information for Investors and Stockholders
This communication may be deemed to be solicitation material in respect of the proposed acquisition of L-1 by Safran. In connection with the proposed acquisition, L-1 intends to file a proxy statement and other relevant materials with the SEC.
INVESTORS AND SECURITY HOLDERS OF L-1 ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT L-1, SAFRAN AND THE PROPOSED ACQUISITION.
Investors and security holders may obtain a copy of the proxy statement and other relevant materials filed with the SEC free of charge (when they become available) at the SEC’s web site at www.sec.gov. The proxy statement and such other documents, when they become available, may also be obtained free of charge on L-1’s website at www.L1ID.com under the tab “Investor Relations” or by contacting L-1’s investor relations department at (203) 504-1109.
L-1 and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies of L-1 stockholders in connection with the proposed acquisition. Information regarding L-1’s directors and executive officers is set forth in L-1’s proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on March 16, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available).
Forward Looking Statements
This communication contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views based on management’s beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the timing of consummating the proposed transactions, the risk that a condition to closing of the proposed transactions may not be satisfied, the risk that a regulatory approval that may be required for the proposed transactions is not obtained or is obtained subject to conditions that are not anticipated, the ability of the Company to successfully refinance or amend its credit agreement on a timely basis if required, and additional risks and uncertainties described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2009 and the Company’s Form 10-Q for the quarter ended June 30, 2010. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

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Frequently Asked Questions for L-1 Identity Solutions Employees